UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	April 3, 2009

The 2009 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 14, 2009 for the following purposes:

(1)	to elect twelve directors, each to serve for a term of one year;

(2)	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2009;

(3)	to consider and vote upon a shareholder proposal if properly presented at the Annual Meeting; and

(4)	to transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

2009 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 14, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 14, 2009.

This Proxy Statement and our 2008 Annual Report on Form 10-K are available at

www.up.com under the “Investors” caption link.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 14, 2009 at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on or about April 3, 2009.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on March 6, 2009 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 504,084,938 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as broker non-votes) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and Utah corporate law, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term of not more than 90 days. Approval of Proposal Number 2 (ratification of the appointment of independent registered public accounting firm) and Proposal Number 3 (political contributions) require the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy). In accordance with Utah law, abstentions and broker non-votes are treated as neither a vote “for” nor “against” and, therefore, will not affect the outcome of the vote in the election of directors and for Proposal Numbers 2 and 3.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. Specific directions for using the telephone and Internet voting system are set forth on the proxy card. If your proxy is properly received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal Number 1 below, in favor of Proposal Number 2 and against Proposal Number 3. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except in certain cases where it is necessary to meet legal requirements, as in a contested proxy solicitation or where a shareholder writes comments on the proxy card. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. There are three ways you can revoke your proxy: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179, and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held through a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, prior to the Annual Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2008 Annual Report on Form 10-K. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., LLC are $16,000 plus certain expenses.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2008, the Board met six times. None of the directors attended fewer than 83% of the aggregate number of meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 97%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 7 require that all directors attend the Annual Meeting. In accordance with this policy, all directors except one attended last year’s Annual Meeting.

The Board has four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. All Board Committees are comprised entirely of independent directors.

Audit Committee. The members of the Audit Committee are Mr. Card, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mrs. Hope serves as chairperson of the Committee. The Committee met 10 times in 2008.

In accordance with New York Stock Exchange (the Exchange) and Securities and Exchange Commission (the SEC) requirements and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies, the Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McCarthy and Mr. McConnell qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief safety officer, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements. The independent registered public accounting firm, the internal auditors, and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company, reviews the scope of audits as well as the annual audit plan, evaluates the independent registered public accounting firm through assessments of quality control procedures, peer reviews, and results of inquiries or investigations, and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from and discusses with management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation, and regulatory and tax matters. In addition, the Committee reviews performance of safety programs and operations, and the Company’s compliance program and risk assessments. The Committee also oversees the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee has adopted procedures requiring the Chief Accounting Officer, at the time of appointment of the independent registered public accounting firm, to present a budget to account for three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget will be detailed as to the particular services to be provided so that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that have exceeded budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that have exceeded budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. Villarreal. Mr. Dunham serves as chairperson of the Committee. The Committee met four times in 2008.

The Committee is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McConnell, Mr. McLarty and Mr. Rogel. Mr. Donohue serves as chairperson of the Committee. The Committee met four times in 2008.

The Committee has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with the other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility to review and refer to the Board for approval compensation of the Company’s other elected executives and for executives and other employees whose salaries exceed the level specified in the By-Laws. The Committee also has direct responsibility for oversight of the Company’s executive incentive plans and determines the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. The Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can be fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Under its charter, the Committee has the authority to retain, approve fees for and terminate advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc., (FWC) is an outside compensation consulting firm that reports directly to the Committee. The Committee is solely responsible for the engagement and termination of this relationship. FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests FWC to update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 25 of this Proxy Statement, as well as to provide an assessment of the Committee’s performance. In addition, the Committee periodically requests FWC to make presentations on various topics such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. Under the Committee's engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. The Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to ensure the materials are consistent with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for Committee consulting and management projects. A representative of FWC has attended all Committee meetings since its engagement.

The role of the CEO and Senior Vice President-Human Resources (SVP-HR) in recommending the forms and amounts of executive compensation is described beginning on page 26 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Rogel serves as chairperson of the Committee. The Committee met two times in 2008.

The Committee, which has a leadership role regarding governance, assists management concerning matters of succession, and reviews and recommends changes in compensation for the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board as director nominees for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to promote Board independence and excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews and approves related party transactions, reviews current trends and practices in corporate governance and recommends programs pertinent to the Company for the Board’s adoption. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board evaluation, size, continuing education, retirement policy and stock ownership.

The Committee reviews director compensation periodically to assess whether the annual retainer paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in equivalents of our common stock, which is not payable until after a member's separation from service from the Board as described on page 17.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can be fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider director candidates suggested by shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2010 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 14, 2010, and ending on February 13, 2010, and should include the following information as specified by the nomination procedures set forth in the Company’s By-Laws as well as any other information that would assist the Committee in evaluating the suggested candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the nomination is being made, and (iv) the candidate’s written consent agreeing to the nomination and to serve as a director if elected. The Company’s By-Laws are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

In addition to evaluating candidates suggested by shareholders of the Company, the Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time employs a search firm on behalf of the Committee to identify and help evaluate suitable candidates.

The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance

Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. The Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also emphasizes familiarity with the rail transportation industry and the Company’s customers and suppliers when considering candidates. The Committee considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function.

The Committee meets every February to consider the inclusion of nominees in the Company’s Proxy Statement. During this meeting the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee will consider candidates proposed by shareholders under the same standards after concluding that any such candidate proposals have been made in compliance with the requirements outlined above.

Michael R. McCarthy, a current nominee to serve on the Board, has been a member of the Board since October 1, 2008. Jose H. Villarreal, a current nominee to serve on the Board, has been a member of the Board since January 1, 2009. Mr. McCarthy was recommended to the Committee by Company Chairman, CEO and President James R. Young, and Mr. Villarreal was recommended to the Committee by independent Director and Committee member Thomas F. McLarty III. All of the other nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of counsel, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to meet the Committee’s understanding of best practices and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. The Corporate Governance Guidelines and Policies are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director

Independence Standards adopted by the Board and set forth below in the section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the section below titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least four times the cash portion of the annual retainer, with such ownership goal to be reached within four years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the first Board meeting of the year for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Compensation and Benefits Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board will receive reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Election of Directors-Majority Voting. Directors shall be elected by majority vote pursuant to the Company’s By-Laws.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the CEO and Senior Financial Officers (the Code), the Statement of Policy on Ethics and Business Conduct for employees and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. These codes of conduct are posted on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request from the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the Exchange listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of the Code on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the Presiding Director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process communications received through these procedures and forward such communications to directors. All communications from shareholders are forwarded directly to the appropriate Board members. If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding the communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board has affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Donohue, Dunham, McCarthy, McConnell, McLarty, Rogel, Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the Director Independence Standards adopted by the Board. Additionally, all Board Committees are comprised entirely of independent directors and all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Three of the Company’s current directors, who are also director nominees, have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Mr. Donohue, Mr. Rogel and Mr. Villarreal.

Mr. Donohue. In 2008, the Company made a $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company also made $100,000 contributions to the Chamber’s Leadership Fund in 2006 and 2007. In 2006, the Company made a one-time contribution of $100,000 to the Chamber to promote a nationwide voter education program, and in 2007, the Company also made a one-time contribution of $100,000 to the Chamber’s International Business Hall of Fame, which honored the Company’s past Chairman, President and Chief Executive Officer, Richard K. Davidson.

Mr. Rogel. Weyerhaeuser Company paid Union Pacific Railroad Company (the Railroad) approximately $59 million for transportation services and $118,000 for miscellaneous leases during 2008. These payments were 0.74% of Weyerhaeuser’s consolidated gross revenues of approximately $8 billion for 2008. Mr. Rogel is the Chairman of Weyerhaeuser Company. In 2007, Weyerhaeuser paid the Railroad approximately $131 million for transportation services, which represented 0.80% of Weyerhaeuser’s consolidated gross revenues for 2007. In 2006, Weyerhaeuser paid the Railroad approximately $155 million for transportation services, which represented 0.71% of Weyerhaeuser’s consolidated gross revenues for 2006.

Mr. Villarreal. In 2006, the Company paid $442 to Mr. Villarreal’s law firm, Akin, Gump, Strauss, Hauer & Feld LLP, for legal services. No payments for legal services were made to Akin Gump in 2007 or 2008. Mr. Villarreal was not personally involved in the 2006 engagement. Mr. Villarreal’s sister is a partner at Morgan, Lewis & Bockius LLP. The Company paid $63,542 and $93,775 in 2006 and 2007, respectively, to Morgan Lewis for legal services. No payments for legal services were made to Morgan Lewis in 2008. Mr. Villarreal’s sister was not personally involved in the 2006 and 2007 engagements.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board concluded that the Company’s $100,000 contribution to the U.S. Chamber of Commerce does not confer any personal benefit on Mr. Donohue and does not affect his independence. For Mr. Rogel, the Board noted that the amounts paid to the Railroad by Weyerhaeuser were less than 2% of Weyerhaeuser’s consolidated gross revenues in 2006, 2007 and 2008 and did not violate the director independence standards set forth below. For Mr. Villarreal, the

Board concluded that the amounts paid by the Company to Akin Gump and Morgan Lewis were less than 2% of Akin Gump’s and Morgan Lewis’ consolidated gross revenue in 2006 and 2007 and did not violate the director independence standards set forth below.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board reviews related party transactions involving directors and director nominees annually in conjunction with its director independence determinations and preparation of the annual Proxy Statement. Executive officers are required to report any transactions with the Company under the Statement of Policy on Ethics and Business Conduct (the Business Conduct Policy) that covers all the Company’s employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

In February 2007, the Board formalized the Company’s policy and procedures for reviewing related party transactions by approving the Company’s Related Party Policy. Under this written policy, all transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions may include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of the Company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

There were no related party transactions reported to the Corporate Governance and Nominating Committee or the Audit Committee that require disclosure under this policy or the rules and regulations of the SEC. However, the Corporate Governance and Nominating Committee reviewed and approved or ratified the director relationships described on page 11 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Thomas J. Donohue, Erroll B. Davis, Jr., Michael W. McConnell, Thomas F. McLarty III and Steven R. Rogel.

The Compensation and Benefits Committee has no interlocks or insider participation.

PROPOSAL NUMBER 1

Election of Directors

The Board currently has twelve members. The Corporate Governance and Nominating Committee of the Board proposed and the Board recommended that the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to serve if elected, and the Company is not aware of any nominee who is unable or unwilling to serve. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as they shall nominate. The Board is not aware of any circumstances likely to cause any nominee for director to become unavailable for election.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and Utah corporate law, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results of the election; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	61	Consultant and Professional Speaker	2006
Erroll B. Davis, Jr.	64	Chancellor, University System of Georgia	2004
Thomas J. Donohue	70	President and Chief Executive Officer, U.S. Chamber of Commerce	1998
Archie W. Dunham	70	Retired Chairman, ConocoPhillips	2000
Judith Richards Hope	68	Distinguished Visitor from Practice and Professor of Law, Georgetown University Law Center	1988
Charles C. Krulak	67	Retired General, United States Marine Corps	2006
Michael R. McCarthy	57	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	66	General Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	62	President, McLarty Associates	2006
Steven R. Rogel	66	Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	55	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009
James R. Young	56	Chairman, President and Chief Executive Officer, Union Pacific Corporation and Union Pacific Railroad Company	2005

The Board recommends a vote FOR the election of each of the nominated directors.

Andrew H. Card, Jr. has been a director since July 2006. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card was Vice President-Government Relations for General Motors Corporation. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 111th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan.

Erroll B. Davis, Jr. has been a director since June 2004. Mr. Davis has been Chancellor of the University System of Georgia since February 2006. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis serves as a director of General Motors Corporation and BP plc.

Thomas J. Donohue has been a director since November 1998. Mr. Donohue has been President and Chief Executive Officer of the U.S. Chamber of Commerce since September 1997. Mr. Donohue serves as a director of Sunrise Assisted Living, Inc.

Archie W. Dunham has been a director since August 2000. Mr. Dunham was Chairman, President and Chief Executive Officer of Conoco, Inc., an integrated energy company, from January 1996 until August 30, 2002. He was also elected Chairman in August 1999 and was Chairman of ConocoPhillips from August 2002 until his retirement on September 30, 2004. Mr. Dunham serves as a director of Louisiana-Pacific Corporation and Pride International, Inc.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates.

Charles C. Krulak has been a director since January 2006. General Krulak was Executive Vice Chairman and Chief Administration Officer of MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired from the military in 1999 after 35 years of distinguished service in the United States Marine Corps. General Krulak serves as a director of Freeport-McMoRan Copper & Gold, Inc.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, which he co-founded in 1986. Mr. McCarthy serves as a director of Peter Kiewit Sons’, Inc., and Cabela’s Incorporated.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. Mr. McLarty has also been Chairman and President of the McLarty Companies, a family transportation business, since 1998. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company.

Steven R. Rogel has been a director since November 2000. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman since that date. Mr. Rogel serves as a director of Kroger Company.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump from 1994 through 2008 and has held the title of Advisor since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal has served in senior roles in presidential campaigns, most recently as co-chair of the Kerry-Edwards Campaign, in 2000 as national treasurer of the Gore-Lieberman Campaign and in 1992 as deputy campaign manager of the Clinton-Gore Campaign. Mr. Villarreal serves as a director of First Solar, Inc. and PMI Group, Inc.

James R. Young has been a director since March 2005 and our President and Chief Executive Officer since December 31, 2005. Mr. Young was elected to the position of Chairman effective February 1, 2007. Mr. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad from December 1999 until February 1, 2004 and President and Chief Operating Officer of the Railroad from February 2004 until December 31, 2005.

Director Compensation in Fiscal Year 2008

Non-Management Directors' Fees

Directors who are not employees receive an annual retainer of $220,000, plus expenses. Directors are required to invest $100,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees receive annual retainers of $15,000 each, and Audit Committee members receive an additional $10,000 each. Directors who are employees receive no retainers.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by us, (ii) a Stock Unit Account administered by us, or (iii) various accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term annual rate. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, Fixed Rate Fund or Vanguard Accounts, in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant to each non-management director, on the date of the first Board of Directors meeting of a calendar year, an option to purchase shares of our common stock. The exercise price for each option granted is the fair market value of the common stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Fair market value means the closing price of our common stock on the date of grant. The options become exercisable after one year and the maximum term of these stock options is 10 years. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. No options were awarded to non-management directors in 2009.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 2,000 restricted shares of our common stock or restricted share units (adjusted to reflect the Company’s two-for-one stock split on May 28, 2008), such units to represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated, with respect to newly elected directors subsequent to that date, a pension plan that was maintained for directors. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2008

The following table provides a summary of compensation of our non-management directors for 2008. Mr. Villarreal joined the Board in January 2009 and therefore did not receive any compensation with respect to 2008.

Name	Fees Earned or Paid in Cash	Stock Awards (a)		Option Awards	All Other Compensation (b)		Total
Andrew H. Card, Jr.	$230,000	$0		$0	$1,125		$231,125
Erroll B. Davis, Jr.	220,000	0		0	1,125		221,125
Thomas J. Donohue	235,000	0		0	1,125		236,125
Archie W. Dunham	235,000	0		0	1,125		236,125
Judith Richards Hope	245,000	0		0	11,214	(c)	256,214
Charles C. Krulak	230,000	0		0	1,125		231,125
Michael R. McCarthy	30,834	127,720	(d)	0	0		158,554
Michael W. McConnell	230,000	0		0	1,125		231,125
Thomas F. McLarty III	220,000	0		0	1,125		221,125
Steven R. Rogel	235,000	0		0	1,125		236,125

(a)	Amounts reported reflect the compensation cost of Stock Awards calculated in accordance with FAS 123(R) Share-Based Payments for the 2008 fiscal year. The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon election to the Board and required to be held until his or her service as a member of the Board ends. The share amounts included in the table are adjusted to reflect the Company’s two-for-one stock split on May 28, 2008.

Name	Number of Shares Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units Deferred
Andrew H. Card, Jr.	3,700	2,000	2,845
Erroll B. Davis, Jr.	14,000	2,000	5,659
Thomas J. Donohue	39,000	3,570	17,739
Archie W. Dunham	39,000	2,000	10,964
Judith Richards Hope	31,800	3,570	16,551
Charles C. Krulak	7,900	2,000	3,434
Michael R. McCarthy	0	2,000	509
Michael W. McConnell	19,500	2,000	10,919
Thomas F. McLarty III	3,700	2,000	2,586
Steven R. Rogel	39,000	2,000	10,557

(b)	The $1,125 represents the amount paid in 2008 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.
(c)	Directors elected to the Board prior to April 21, 2000 are eligible to participate in a contributory health care plan that we sponsored. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2008 for Mrs. Hope’s participation in the health care plan was $11,289 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.
(d)	Mr. McCarthy was elected to the Board of Directors effective October 1, 2008 and, pursuant to the 2000 Directors Stock Plan, received a grant of 2,000 restricted shares of common stock.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2009

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2009 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2009.

Independent Registered Public Accounting Firm’s Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2008	2007
Audit Fees	$2,914,008	$2,961,645
Audit-Related Fees	1,338,644	662,279
Tax Fees	19,527	3,000
All Other Fees	0	0

Total	$4,272,179	$3,626,914

Audit Fees. Audit services include the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed with the Surface Transportation Board.

Audit-Related Fees. Audit-related services include consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies, and pre-implementation internal control reviews related to new financial systems.

Tax Fees. Tax fees include work performed primarily for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2008 and 2007.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2008. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standards No. 61, as amended (AU Section 380, Communications With Audit Committees, as adopted by the Public Company Accounting Oversight

Board (PCAOB) in Rule 3200T). The Committee also has received and reviewed a report from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed with them their independence. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee

Judith Richards Hope, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Michael R. McCarthy

Michael W. McConnell

PROPOSAL NUMBER 3

Shareholder Proposal Regarding Political Contributions

The Office of the Comptroller of the City of New York, 1 Centre Street, Room 736, New York, NY 10007, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, the collective beneficial owners of 760,814 shares of the Company’s common stock, have submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Resolved, that the shareholders of Union Pacific Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Union Pacific, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Union Pacific contributed at least $3.2 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program to educate and inform public officials about the Company’s position on issues significant to the Company’s business. While the Company believes political contributions represent a valuable element of that program, it is important to note that the majority of Company-related political contributions, including contributions to federal officials, come from funds voluntarily contributed to the Company’s political action committee, the Fund for Effective Government (FFEG), by employees, not from corporate funds.

The activities of the FFEG are subject to regulation by the federal government, including detailed disclosure requirements. For example, pursuant to federal law, the FFEG files monthly reports with the Federal Election Commission reporting all political contributions. Political contributions by the FFEG and the Company also are subject to regulation at the state level. Moreover, recipients of these political contributions generally must disclose the identity of donors and the amount of their contributions. Therefore, the Board believes that ample disclosure exists regarding Company-related political contributions and that such disclosures should alleviate any concerns pertaining to the transparency of activities discussed in this proposal. Accordingly, the Board believes that the preparation of the reports requested in this proposal would result in an unnecessary and unproductive use of Company resources.

Based on the above, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 3.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of March 6, 2009, by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the section of this Proxy Statement entitled Executive Compensation), (iii) each director or director nominee and (iv) all current directors and Named Executive Officers as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules. The number of common shares and stock units included in the table are adjusted to reflect the Company’s two-for-one stock split on May 28, 2008.

Name	Number of Shares Beneficially Owned (a)	Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	10,200	2,845	*
Erroll B. Davis, Jr.	16,141	5,659	*
Thomas J. Donohue	43,155	17,739	*
Dennis J. Duffy	631,245	105,490	*
Archie W. Dunham	41,272	10,964	*
J. Michael Hemmer	173,241	70,241	*
Judith Richards Hope	39,570	16,551	*
Robert M. Knight, Jr.	320,483	88,995	*
John J. Koraleski	500,887	83,514	*
Charles C. Krulak	9,978	3,434	*
Michael R. McCarthy	2,011	509	*
Michael W. McConnell	21,500	10,919	*
Thomas F. McLarty III	5,700	2,586	*
Steven R. Rogel	41,000	10,557	*
Jose H. Villarreal	2,000	0	*
James R. Young	1,814,879	344,962	*
Marsico Capital Management, LLC (c)	34,357,238	0	6.8%
All current directors and Named Executive Officers as a group (16 people)	3,673,262	774,965	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of March 6, 2009 upon the exercise of stock options as follows: Mr. Card 3,700; Mr. Davis 14,000; Mr. Donohue 39,000; Mr. Duffy 204,022; Mr. Dunham 39,000; Mr. Hemmer 128,552; Mrs. Hope 31,800; Mr. Knight 162,212; Mr. Koraleski 148,298; General Krulak 7,900; Mr. McConnell 19,500; Mr. McLarty 3,700; Mr. Rogel 39,000; Mr. Young 1,471,146; and all current directors and Named Executive Officers as a group 2,311,830. Also included in the number of shares owned by Messrs. Duffy, Hemmer, Knight, Koraleski and Young are 163,069; 18,565; 40,268; 40,401 and 162,083 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment.

(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 17. These amounts for the Named Executive Officers consist of 105,490; 70,241; 88,995; 83,514 and 344,962 unvested retention stock units owned by Messrs. Duffy, Hemmer, Knight, Koraleski and Young and awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)

Based solely upon information contained in Schedule 13G filed on February 13, 2009 reporting that, as of December 31, 2008 this holder held sole and shared voting power over 29,049,154 and 0 of these shares, respectively, and sole and shared dispositive power over 34,357,238 and 0 of these shares, respectively. The address of Marsico Capital Management, LLC, is 1200 17th Street, Suite 1600, Denver, CO 80202.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company. Our Stock Ownership Guidelines require the CEO to hold seven times annual salary and the other Named Executive Officers to hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2008, all of the Named Executive Officers have met their stock ownership targets described above.

Trading in Derivatives of our Common Stock

Executive officers (including the Named Executive Officers) subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 (Exchange Act) are generally prohibited from, and the Compensation and Benefits Committee discourages, (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership target as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (Eligible Shares).

•	Eligible Shares may only be sold pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, and that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares the executive officer has disclaimed for Section 16 reporting purposes. All of the reporting obligations of the executive officer under Section 16 of the Exchange Act apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Strategy

Our compensation programs for our Chairman, President and CEO, James R. Young, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, Dennis J. Duffy, Executive Vice President-Operations, John J. Koraleski, Executive Vice President-Marketing and Sales, and J. Michael Hemmer, Senior Vice President-Law and General Counsel (collectively, the Named Executive Officers) remain guided by the following principles:

•

Competitive Compensation—We design compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

•

Pay for Performance—Under our compensation programs, a significant portion of the executive’s compensation is at-risk and tied to annual and long-term corporate performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with our compensation programs allows us to reflect individual performance and management effectiveness, along with other qualitative factors, which we may not be able to measure or quantify with precision, but which nonetheless contribute to the Company’s performance.

•

Alignment with Shareholder Interests—By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and, therefore, aligns the interests of management with those of our shareholders.

We believe this compensation philosophy allows us to reward behavior that produces consistent, long-term performance and effective risk management.

Compensation Overview

The Compensation and Benefits Committee of the Board of Directors (Committee) reviews and approves the compensation of all of the Named Executive Officers. Our CEO provides the Committee with his analysis of the performance of our Named Executive Officers (excluding the CEO) and his recommendations for their compensation. The Committee also receives information and recommendations from a compensation consultant on matters related to the Named Executive Officers (including the CEO) and other executive compensation. For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 4 and 5 of this Proxy Statement.

The Committee reviews Total Direct Compensation for each of the Named Executive Officers on an annual basis prior to the first Board meeting of the year and may also reassess Total Direct Compensation during the year in connection with a promotion or significant change in responsibilities. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, retirement benefits and change-in-control severance payments. Total Direct Compensation consists of (i) a cash component (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) a stock-based component under our long-term incentive compensation programs. Each component is described more fully below. The annual cash bonus is highly discretionary and variable, ranging in recent years from zero for all Named Executive Officers to an amount that exceeds the executive’s base salary. Our long-term incentive program currently consists of performance stock units that are earned based upon our return on invested capital (ROIC), retention stock units and stock options. As a result, the value of the long-term compensation elements is tied directly to shareholders’ interests. Collectively, these programs are designed to motivate our executives toward consistent superior performance. We also provide post-termination compensation and benefits that are designed to promote our executives’ long-term commitment to the Company.

Competitive Market Review

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the Named Executive Officers against competitive market information. To assess competitive market information, the Committee looks primarily to proxy statement data among a group of peer companies (the Peer Group). The Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of our executives’ compensation should be at-risk.

The Committee also benchmarks Total Cash Compensation and Total Direct Compensation against the Peer Group. The Committee targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and generally determines compensation within that range based upon relative performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described below) and other factors, including the individual performance of each Named Executive Officer and his or her position relative to the Company’s current internal pay structure. In addition, the Committee particularly focuses on the competitive pay for railroad executives and the performance of other comparable railroads. In comparing our executive positions with comparable positions at companies within the Peer Group, the Committee and its consultant review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

For compensation decisions made in January of 2008, our Peer Group consisted of the following companies:

Alcoa	American Electric Power	Burlington Northern Santa Fe
CSX	Entergy	FedEx
Halliburton	Honeywell International	International Paper
Norfolk Southern	Northrop Grumman	Waste Management
Xerox

In September 2008, the Committee and its consultant reviewed the Peer Group. The Committee’s consultant recommended changes to the Peer Group after surveying U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization; and U.S. based public companies with comparable (i) revenues, (ii) net income, (iii) market capitalization, (iv) total assets, and (v) employees, while excluding pharmaceuticals, high-tech, insurance, and financial services companies. Based on the review set forth above, the Committee selected a new Peer Group consisting of the following companies:

Alcoa	3M	Burlington Northern Santa Fe
CSX	Deere & Co	Du Pont (El) De Nemours
FedEx	General Dynamics	Halliburton
Honeywell International	Medtronic	Norfolk Southern
Northrop Grumman	Raytheon	Southern Co.
Time Warner Cable	UPS

Under the old Peer Group, the Company was above the 85th percentile for three of the five comparable measurements (i.e., market capitalization, total assets and net income). Under the new Peer Group, the Company is better positioned for more meaningful comparisons. In the new Peer Group, the Company now falls between the 36th and 81st percentiles in all measurements. While the Committee’s selection of the new Peer Group was driven by its evaluation of these five corporate measurements or characteristics, prior to approving the new Peer Group the Committee also assessed the relative levels of compensation between the old and new Peer Groups and confirmed that the Named Executive Officers’ compensation remained within the median to 75th percentile for Total Direct Compensation, and the Committee determined that compensation levels remained appropriate relative to the new Peer Group.

This new Peer Group of 17 companies was reviewed by the Committee to determine Total Cash Compensation and Total Direct Compensation for 2009. Specifically, the Committee reviews and considers the most recent Peer Group data available when making annual compensation decisions. Thus, data from the new Peer Group was reviewed by the Committee in February 2009 when determining the following: (i) annual bonus awards for 2008 performance, and (ii) long-term incentive awards granted in February of 2009. In addition, the 2008 salary increases and the long-term incentive awards granted in January of 2008 reflected in the tables that follow throughout this CD&A section of this Proxy Statement are discussed in relation to the new Peer Group to maintain consistency.

Management’s Role in the Compensation Process

Management’s role in the compensation process is twofold. First, management conducts its annual operating planning process that allows management to determine and recommend business objectives (focusing on safety, service, and financial performance) for the annual cash bonus and performance criteria for the long-term incentive compensation program for the upcoming performance year. Second, the CEO makes recommendations to the Committee regarding the Total Direct Compensation of the other Named Executive Officers based upon a review and consideration of Company performance and the performance of each Named Executive Officer for the past year.

Management’s planning process for developing the Company’s annual operating plan encompasses all departments and includes the consideration of many quantitative and qualitative factors, including the Company’s financial results and Railroad operations during the prior year; safety, business and leadership initiatives; customer service; strategic initiatives; economic indicators; forecasted demand and volume growth; capital expenditures; competitive market; and business forecasts. An integral part of this operating planning process is the establishment of departmental goals and objectives and individual goals and objectives for the Named Executive Officers and other executives that together provide us the framework to meet the business objectives of the Company’s annual operating plan.

At the beginning of each year, management presents the proposed operating plan to the Board. Based on the Board’s approval of the Company’s operating plan, the CEO and SVP-HR propose to the Committee suggested business objectives for the annual bonus plan and suggested performance criteria and targets for the performance stock units for the upcoming year. The Committee reviews these compensation proposals and makes a recommendation to the Board of Directors for approval. Periodically during the year, the CEO reviews year-to-date performance with each of the other Named Executive Officers.

At the end of the performance year, the CEO reviews the performance of the other Named Executive Officers and competitive data on Total Direct Compensation prepared by the SVP-HR (based upon data supplied by the Committee’s consultant) prior to making recommendations for consideration by the Committee. Management, including the CEO and SVP-HR, reviews the Company’s performance and the CEO proposes to the Committee amounts for base salary increases, annual bonuses, and long term incentives for each of the Named Executive Officers, other than the

CEO, which determination is reserved for the Committee taking into account the advice of its consultant. The CEO also reviews any recommendations that the SVP-HR (with any input from the consultant) may make regarding the compensation mix, award types, vesting requirements, targeted percentiles, and any other features of the Company’s compensation arrangements applicable to the other Named Executive Officers. The Committee’s consultant presents to the Committee competitive analyses regarding the Total Direct Compensation of the CEO, which the consultant performs without any participation of, input from or prior review by the CEO.

Company Performance Overview for 2008

We faced a challenging year in 2008, experiencing the effects of a recessionary economy, major weather-related disruptions, and record-high diesel fuel prices. Despite these obstacles, we continued our momentum from 2007 with notable improvements in safety, service and financial performance, achieving record results in most categories. We surpassed each of our business objectives by operating a safer railroad, improving customer service and operations, and achieving many financial milestones.

We operated a safer railroad in 2008 in all three safety areas—employee, public and customer. Our employee incident rate per 200,000 man-hours continued to decline to a historic low. The number of grade crossing incidents decreased 18% to the lowest number on record. In addition, the momentum continued from 2007 as we reduced derailment incidents another 14%, with associated costs declining 7%.

Despite the severe economic downturn in 2008, we generated $18.0 billion of revenue, a 10% improvement over 2007. Improved pricing and fuel cost recovery more than offset the 5% decline in volume. We also achieved record operating income of $4.1 billion, improving 21% from the previous year. Operating ratio improved two points to an all time Company best, reflecting improved network performance and the positive impact of productivity initiatives led by Project Operating Ratio and Zero (Project OR&0). Project OR&0 is a comprehensive program focused on improving efficiency (operating ratio) while ensuring no adverse effects to safety performance. Our financial condition also improved as evidenced by free cash flow after dividends of $825 million on the strength of a record $4.1 billion cash from operations.1 Additionally, we generated a record annual return on invested capital (ROIC) of 10.2%, a 1.5 point improvement.2 Our shareholders also benefited from a successful 2008—a solid balance sheet and strong financial performance allowed us to increase declared dividends by 32% and repurchase more than $1.5 billion of our common stock, and complete a two-for-one stock split during the year.

In 2008, we significantly improved the fluidity and efficiency of our transportation network. Continued focus on customer service, increasing velocity, improving asset utilization, expanding capacity and lower volumes were key drivers of our operational improvement. We increased average train speed 8% with ongoing enhancements to our Unified Plan (a comprehensive and continuous review and restructuring of our transportation plan that began in 2005) and implementation of terminal processing initiatives. These improvements translated into record customer service in 2008, reflected in the results of our Customer Satisfaction Index.

As discussed below, these 2008 results laid the primary foundation for bonuses and long-term incentive awards that were generally at the higher end of our targeted compensation range. However,

[1]

Free cash flow is not considered a financial measure under accounting principles generally accepted in the United States (GAAP) by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

[2]

ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

based on the CEO’s recommendation, the Committee has not increased 2009 salaries for the Company’s executives in light of prospects for a difficult business environment for 2009.

Compensation Elements

Total Direct Compensation includes the following basic compensation elements: (i) base salary, (ii) annual “at-risk” cash bonus, and (iii) long-term incentive compensation, which is comprised of performance and retention components, including performance stock units, retention stock units and stock options.

Base Salary

We pay base salary to provide a stable source of income for performing job responsibilities, but not at a level that undermines the objectives of our performance-based compensation programs. The Committee reviews the base salaries of the Named Executive Officers at the beginning of each year.

The CEO reviews base salaries and prior year performance and accomplishments for the other Named Executive Officers and provides the Committee a base salary recommendation for the coming year for each Named Executive Officer. The Committee considers these base salary recommendations from the CEO. The Committee, with input from its consultant and the Board’s review of the CEO evaluation, alone assesses the base salary of the CEO. When the Committee reviews these base salary recommendations, it primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) Peer Group proxy statement data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment and applies no specific weights to the above factors with respect to each Named Executive Officer.

The Committee increased the salaries of the Named Executive Officers, effective March 1, 2008, by the amounts reflected in the table below. As discussed in the Compensation Discussion and Analysis section included in our 2008 Proxy Statement, the Committee approved these salary increases in January 2008, based upon Company performance during the prior year as well as the subjective review of each Named Executive Officer’s performance during the prior year, the CEO’s recommendation, and a Peer Group comparison. These salary increases placed each Named Executive Officer’s salary for 2008 below the median of base salaries as compared to the Peer Group.

2008/2009 Salary Versus Peer Group

Name	2007 Salary	% Incr. from Prior Year	2008 Salary	% Incr. from Prior Year	2009 Salary	vs. Peer Group
James R. Young	$1,100,000	5%	$1,150,000	0%	$1,150,000	Below Median
Robert M. Knight, Jr.	420,000	8%	455,000	0%	455,000	Below Median
Dennis J. Duffy	575,000	4%	600,000	0%	600,000	Below Median
John J. Koraleski	450,000	4%	470,000	0%	470,000	Below Median
J. Michael Hemmer	443,000	3%	455,000	0%	455,000	Below Median

2009 Salary Decisions

In February 2009, the Committee reviewed and considered the achievement of the Company’s business objectives in 2008. Despite the Company’s solid performance, the Committee agreed with the CEO’s recommendation that none of the Company’s top 150 executives, including the Named Executive Officers, receive base salary increases for 2009 due to the current economic outlook.

Annual Cash Bonus

We pay an annual cash bonus in order to link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and to reflect individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the Named Executive Officers. Although specific business objectives (focusing on safety, service, and financial performance) are communicated to the Company as a whole based on the operating plan developed by management and presented to the Board, these business objectives do not exclusively drive executive bonuses. Instead, the Committee uses these business objectives to determine a funding level without using any formulas or assigning specific weight to any one objective. The funding level is a percentage of competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation less current salaries) depending upon our success in achieving our business objectives and other qualitative factors the Committee considers in awarding annual cash bonuses. Then the individual bonus awards for each Named Executive Officer are determined on a discretionary basis. The Committee believes this is an effective way to reinforce our pay-for-performance philosophy, as annual bonuses are based upon (i) in large part, the Company’s performance, and (ii) the review by the CEO and/or the Committee of the individual executive’s performance during the period. As noted above, this discretionary process results in the annual cash bonus being highly variable, ranging in recent years from zero for all Named Executive Officers to an amount that exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable performance year versus the Company’s diluted earnings per share (EPS) as reported under GAAP.

(1)	Represents the average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable Performance Year. For Performance Year 2004, no bonuses were paid to Company executives. For Performance Year 2006, the Company had a separate Chairman and CEO who each received bonuses.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2003-2007 have been adjusted for the Company’s May 28, 2008, two-for-one stock split.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the Named Executive Officers within a range of the median to seventy-fifth percentile of our Peer Group based on performance. Depending primarily on the position of the Named Executive Officer, Company-level performance and individual performance, this process results in between 50% and 75% of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the Named Executive Officers, and provides the Committee an annual cash bonus recommendation for each Named Executive Officer. The Committee considers these recommended amounts and may make adjustments in its discretion. The Committee, with input from its consultant and the Board’s review of the CEO evaluation, alone assesses and determines the bonus for the CEO.

In February 2009, the Committee reviewed and considered the achievement of the Company’s business objectives in 2008, including significant accomplishments in the areas of safety, service and financial performance discussed above under the section captioned Company Performance Overview for 2008, as the primary factor in determining each of the Named Executive Officer’s annual bonus. In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, accomplishments, tenure, and prior bonus levels. As a result, the Committee awarded each Named Executive Officer a bonus increase of approximately 10% from the prior year, with the exception of Mr. Young’s bonus that was increased 13%. The Committee evaluated Mr. Young’s performance and determined that his oversight and leadership of the senior management team in achieving the Company’s 2008 business objectives, and his direction and execution of the Company’s operational plans and strategic initiatives, merited a 13% bonus increase.

2008 Total Cash Compensation Versus Peer Group

Name	2008 Salary	2008 Bonus	% Bonus Incr. From 2007	Total 2008 Cash Comp	vs. Peer Group
James R. Young	$1,150,000	$3,000,000	13%	$4,150,000	Between Median & 75P
Robert M. Knight, Jr.	455,000	1,025,000	11%	1,480,000	Above 75P
Dennis J. Duffy	600,000	1,125,000	10%	1,725,000	Between Median & 75P
John J. Koraleski	470,000	1,035,000	9%	1,505,000	Above 75P
J. Michael Hemmer	455,000	900,000	10%	1,355,000	Above 75P

In addition to the overall solid performance of the Company in 2008, the bonus recommendations provided to the Committee by Mr. Young for the other Named Executive Officers took into account the following subjective assessment of each Named Executive Officer’s performance during the year. Mr. Young’s recommendations for Messrs. Knight, Koraleski and Hemmer placed their Total Cash Compensation above the 75th percentile for their Peer Group.

Mr. Knight led the Company’s implementation of a financial strategy that produced record financial results and solid returns to shareholders through competitive dividends and share repurchases. Mr. Knight also continued to lead the Company’s focus on maximizing long-term shareholder value by maintaining a balanced capital structure. Under Mr. Knight’s leadership, the Company improved financial returns as part of Project OR&0, which achieved substantial cost savings and an operating ratio below 75% during the last half of the year. Mr. Knight also effectively performed the fiduciary role of overseeing the Company’s adherence to the highest standards of financial reporting and controls, providing for the ongoing integrity of these critical functions.

Mr. Duffy continued to lead the Company’s focus on safety while improving operating performance in the face of significant operational challenges. The Company’s safety performance for 2008 continued a multi-year improvement trend that produced all-time record lows for personal injury, grade-crossing and derailment incident rates. Key measures of service quality improved significantly—service delivery rose to monthly highs in five commodity groups, customer satisfaction reached an all-time high, and train velocity improved 8% over 2007. Improving the efficiency of network operations and contributing directly to the bottom line, Mr. Duffy exceeded his targeted Project OR&0 expense savings by over 50%.

Mr. Koraleski led the marketing and sales team in partnership with the Operating Department to deliver excellent service and value to our customers. In the 2008 competitive benchmark survey comparing the Company to other transportation providers, the Company was ranked number one among the major railroads in overall satisfaction. Mr. Koraleski and the marketing and sales group were responsible for new service offerings in used automobiles, wind turbines and containers; improved service in automobile, intermodal and rock trains; expanded service in produce trains coming out of California; and innovative pricing in segments of the container market. These initiatives and other service enhancements combined with our premier rail franchise allowed the Company to achieve improvement in revenue of almost 11% over 2007 and a 6% improvement in core pricing for 2008.

Mr. Hemmer exceeded his departmental Project OR&0 expense reduction goal by over $11 million and, along with the Operating Department, led safety efforts that reduced personal injury expenses by over $100 million. In addition, Mr. Hemmer oversaw a legal team that achieved significant success in many regulatory and judicial proceedings, while continuing to enhance their support activities to critical Company functions. Mr. Hemmer also was responsible for the oversight of the Company’s compliance programs in areas such as safety, regulatory and environmental, ethics, and corporate governance. Mr. Hemmer continued to play a leadership role in policymaking for the rail industry, including developing legislative and regulatory initiatives.

Long-Term Incentive Compensation

We award long-term incentive compensation to encourage executives to manage for long-term business success and continue their employment with the Company. Currently, the Company’s long-term compensation is entirely equity-based, which together with the Company’s stock ownership requirements and other policies provides motivation to enhance shareholder value and meet the Company’s financial objectives. The components of long-term incentive compensation are:

•	performance stock units, which we award based on ROIC over a three-year period;

•	retention stock units, which vest after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 36) and that vest ratably over a three-year period.

The long-term incentive program for the Named Executive Officers generally includes the following targeted mix of equity compensation based on grant date fair value: 25% performance stock units, 25% retention stock units and 50% stock options. The Committee may vary the mix of each component of equity compensation to some degree from these targeted allocations depending on Company and individual performance and retention risk regarding an executive, but did not do so with respect to the 2008 stock grants. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company.

The Committee generally seeks to award long-term incentives that range between 50% and 70% of each Named Executive Officer’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for our Named Executive Officers generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the Named Executive Officers (other than the CEO, a determination reserved for the Committee, taking into account advice from its consultant). The Committee considers these recommendations and determines the final amount of awards for each of the Named Executive Officers.

The long-term incentive awards granted by the Committee in January of 2008 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the Named Executive Officers to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The long-term incentive awards for the Named Executive Officers and a description of the terms of these awards are set forth on pages 41 and 42 in the Grants of Plan Based Awards in Fiscal Year 2008 Table and accompanying narrative discussion.

Performance Stock Units

The Committee utilizes performance stock units to (i) motivate, reward, and retain executives who make significant contributions to the achievement of the Company’s safety, operational and financial goals, (ii) promote and closely align the interests of the Named Executive Officers and other executives with those of our shareholders, and (iii) help ensure that executive compensation remains competitive with our industry peers and companies with which we compete for executive talent.

Since 2006, the Committee has awarded Named Executive Officers performance stock units subject to attainment and certification of performance targets and continued employment for three years from the date of grant. The performance criteria for these performance stock unit awards is annual return on invested capital, as adjusted (ROIC), for a three-year period (Performance Period). At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to 200% of the target number of stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the whole three-year Performance Period. Stock units that have been earned during the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and will pay or accrue dividend equivalents between the time they are earned and the payment date.

We define ROIC as net operating profit after taxes divided by average invested capital. ROIC may be adjusted by the Committee to reflect the effect of special transactions or events, such as excluding the effect of significant gains on the sale of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is a key measurement that indicates the success of the Company in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board focuses on ROIC as a key area for Company improvement. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2006 – 2008	6.0%	7.0%	9.0%
2007 – 2009	8.1%	8.6%	9.6%
2008 – 2010	8.8%	9.3%	10.3%

The performance stock units granted to the Named Executive Officers in January 2006 vested on February 3, 2009 upon certification by the Committee of the ROIC results as shown in the table below.

	2006	2007	2008(1)
ROIC as reported in the Company’s Annual Report on Form 10-K for the years ended December 31	8.2%	8.7%	10.2%
ROIC as certified by the Committee for Performance Stock Unit Awards	8.2%	8.7%	10.0%

(1)	The Committee, in its discretion, adjusted reported 2008 ROIC downward for a special item. Reported ROIC included the recognition of a loss in Other Comprehensive Income resulting from investment losses in pension assets.

Performance stock units earned under each of the 2006, 2007, and 2008 grants for each of the Named Executive Officers are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2008 Fiscal Year-End Table on page 42. The table below summarizes how performance stock units were earned in 2008.

Stock Units Earned in 2008 as a Percent of Target Award

Performance Period	Average of ROIC	Percent of Target Achieved to Date	Percent of Target Earned(1)
2006 – 2008	9.0%	200%	200% of the target number of stock units
2007 – 2009	9.4%	180%	100% of 2/3 of the target number of stock units
2008 – 2010	10.0%	170%	100% of 1/3 of the target number of stock units

(1)	Years one and two of each performance period are capped at 100% of the target award and are subject to continued employment throughout the performance period.

At its meeting in February 2009, the Committee awarded the Named Executive Officers performance stock units with the same terms as the 2006, 2007, and 2008 grants discussed above, except the Committee set a new performance target for ROIC. Additionally, a change was made to an underlying assumption used in connection with calculating a component of ROIC. A lower discount rate (an assumed interest rate) will be used in both the numerator and denominator when calculating the present value of our future operating lease payments to reflect changes to interest rates and our financing costs. This rate will be consistent with the methodology used by Standard & Poor’s, and is the same methodology we use to calculate our adjusted debt-to-capital ratio. We will use this new discount rate to calculate ROIC in connection with determining awards of performance stock units granted in 2009. For performance stock units granted in 2007 and 2008, we will continue calculating ROIC with the methodology and assumptions in effect when the performance stock units were granted.

Retention Stock Units

The Committee believes that retention stock units ensure consistency of leadership at the Company by retaining key executives in a competitive labor market. Although equity awards in general include an element of performance incentive, the Committee awards retention stock units primarily to encourage continuity of management. At its first meeting every year, the Committee approves retention stock units to the Named Executive Officers. Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company.

Stock Options

The Committee believes that stock options combine both retention and performance elements and, therefore, serve as an important element of long-term compensation. The amount executives realize under stock option grants is directly tied to the future performance of the Company’s stock, aligning the interests of executives with those of the Company’s shareholders. At the same time, the stock options become fully exercisable only if the executive remains an employee through the three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Summary of 2008 Total Direct Compensation Decisions

The table below summarizes the 2008 Total Direct Compensation the Committee approved for each Named Executive Officer. The compensation elements included in the table reflect the components of annual compensation that the Committee considers in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 38, because the Committee considers these programs in the context of its assessment of the overall benefit design and not as an element of its annual compensation decisions. Likewise, the Committee does not consider in its annual compensation decisions the items included as “All Other Compensation” in the Summary Compensation Table, and these items are therefore excluded from the table below.

2008 Total Direct Compensation Versus Peer Group

Name	Total 2008 Cash Comp	Total 2008 LTI Award	Total 2008 Direct Comp	% TDC Incr. from 2007	vs. Peer Group
James R. Young	$4,150,000	$7,500,000	$11,650,000	19%	Between Median & 75P
Robert M. Knight, Jr.	1,480,000	1,900,000	3,380,000	23%	Between Median & 75P
Dennis J. Duffy	1,725,000	2,250,000	3,975,000	17%	Between Median & 75P
John J. Koraleski	1,505,000	1,900,000	3,405,000	19%	Above 75P
J. Michael Hemmer	1,355,000	1,500,000	2,855,000	16%	At 75P

2009 Long Term Incentive Awards

In February 2009, the Committee reviewed and considered the achievement of the Company’s business objectives in 2008, including the significant accomplishments in safety, service and financial performance discussed above under the section captioned Company Performance Overview for 2008, as the primary factor in determining each of the Named Executive Officer’s annual long-term incentive awards. In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, accomplishments, tenure, and prior long-term incentive award levels. As a result, the Committee awarded each Named Executive Officer, except for Mr. Young, an increase in long-term incentive awards between 5% and 11% above each Named Executive Officer’s long-term incentive award in the prior year. The Committee’s decision not to increase the value of Mr. Young’s 2009 long-term incentive award was based upon their assessment of his relative compensation as compared to the other Named Executive Officers, his 2008 bonus increase, and the Committee’s expectation of the business climate in the coming year.

2009 Long Term Incentive Awards

	% LTI Incr. from 2008	Total 2009 LTI Award	Stock Options (50% of LTI Award)	Retention Stock Units (25% of LTI Award)	Performance Stock Units
Name					Threshold	Target (25% of LTI Award)	Maximum
James R. Young	0%	$7,500,000	330,873	39,658	19,830	39,660	79,320
Robert M. Knight, Jr.	11%	2,100,000	92,646	11,105	5,553	11,106	22,212
Dennis J. Duffy	11%	2,500,000	110,292	13,220	6,611	13,221	26,442
John J. Koraleski	5%	2,000,000	88,233	10,576	5,289	10,578	21,156
J. Michael Hemmer	7%	1,600,000	70,587	8,461	4,232	8,463	16,926

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the Named Executive Officers, receive certain perquisites, including tax and financial counseling services, personal excess liability coverage, and executive life insurance. The value of perquisites provided to the Named Executive Officers by the Company is not a significant portion of Total Direct Compensation of each of the Named Executive Officers on an annual basis. Pursuant to the Company’s security policy, the CEO is required to use Company aircraft for all air travel, whether personal or business, and the Committee believes this requirement to be in the best interest of the Company, as it provides security, improves Company access to the CEO while traveling, and enhances the effectiveness and efficiency of our CEO. For 2008, the incremental costs of perquisites for any Named Executive Officer did not exceed $75,000. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the CEO, the Committee does not consider perquisites in their analyses of Total Direct Compensation.

In 2008, the Committee, along with its consultant, reviewed the Company perquisites compared to the Peer Group. The Committee determined that all current perquisites were appropriate and competitive. However, the CEO eliminated the executive life insurance benefit effective December 31, 2009 as a cost-savings measure for the Company.

Post-Termination Compensation and Benefits

Post-termination compensation and benefits are designed to promote long-term commitment to the Company and consist of the following elements: deferred compensation, pension, and potential change-in-control payments.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to our competitive compensation arrangements and help attract executives. Our deferred compensation programs allow for deferral of salary and bonus as well as deferral of performance stock units and retention stock units, which accrue earnings during the deferral period as described on page 47. As noted above, we require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company. We believe that this policy promotes a long-term focus on value and the avoidance of unreasonable and excessive risks. This focus on effective risk management and long-term value creation benefits our shareholders and reinforces the Committee’s goal of providing compensation that aligns shareholder and executive interests. These accounts are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any future inability of the Company to pay these accounts. More detailed descriptions of the features of our non-qualified deferred compensation plans are set forth beginning on page 46.

Pension Plan and Supplemental Pension Plan

We sponsor a tax qualified defined benefit Pension Plan and an excess Supplemental Pension Plan. Management and the Committee believe that our defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the Named Executive Officers) provide our employees with a competitive retirement benefit. We offer a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under our defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 44-46.

Change-in-Control Arrangements

The Named Executive Officers do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and continuing operations of the Company in the event of a change in control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change in control.

The Continuity Plan currently provides severance benefits to certain senior level executives, including the Named Executive Officers, in the event (i) a change-in-control occurs, and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change in control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives except for the multiple used to determine the executive’s lump sum severance payment. The lump sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Mr. Young and two times this sum for each of Messrs. Knight, Duffy, Koraleski and Hemmer. The Committee determined these multiples based upon competitive practices at the time the plan was adopted.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the Named Executive Officers upon a change in control, as well as a description of the Continuity Plan are set forth on pages 50-52.

Other Aspects of Our Compensation Program

Company Grant Practices

All performance stock units, retention shares, retention stock units and stock options are awarded for all executive and management employees on the day the Committee and the Board, as applicable, approves the award. The option price of all stock options granted before January 2007 was based on the average high and low trading price of our stock on the date of grant. Beginning with stock options granted in January 2007, the Committee changed the option price to the closing price of our stock on the date of grant. Employees are not allowed to select the effective date of stock option awards, and the Committee does not time its approval of stock option awards around the release of any material non-public information.

Prohibition on Stock Option Repricing

Our 2004 Stock Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders. Although there are outstanding stock option awards under other prior stock plans that do not prohibit the Committee from repricing stock options, the Committee does not intend to reprice any outstanding options. Additionally, neither the Company nor the Committee has ever back-dated stock options.

Recoupment Policy for Financial Restatement

In February 2007, the Board of Directors adopted a policy that authorizes the Board, in consultation with the Audit Committee, to examine circumstances surrounding a restatement of all or a portion of our financial statements. The Board, in consultation with the Compensation and Benefits Committee, may make retroactive adjustments to any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of our financial statements. The Board will take appropriate action to recover any amount determined to have been inappropriately received by any individual executive subject to this policy.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under section 162(m) of the Internal Revenue Code, as amended (the Code), annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of section 162(m) of the Code for performance-based compensation. However, salary, taxable perquisites and other taxable compensation is not deductible to the extent that it exceeds $1 million in any year for the CEO and other Named Executive Officers (excluding the CFO), and the Committee may award other forms of non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives. In order to allow for tax deductibility of the annual cash bonus, our shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive.

Tally Sheets

A Tally Sheet is regularly provided to the Committee. The Tally Sheet includes the current and three-year historical Total Direct Compensation and Peer Group data for the Named Executive Officers. The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the Named Executive Officers.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2009 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Erroll B. Davis, Jr.

Michael W. McConnell

Thomas F. McLarty III

Steven R. Rogel

2008 Stock Split

On May 28, 2008, we completed a two-for-one stock split, effected in the form of a 100% stock dividend. The stock split entitled all shareholders of record at the close of business on May 12, 2008 to receive one additional share of our common stock for each share of common stock held on that date. The outstanding stock and option awards shown in the tables that follow are adjusted to reflect the stock split.

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the Named Executive Officers, including salary, bonus, the value of stock awards and option awards and other compensation for 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)	Total Compensation (d)
James R. Young Chairman, President & CEO	2008 2007 2006	$1,141,667 1,091,667 1,000,000	$3,000,000 2,650,000 2,250,000	$4,439,013 2,718,961 1,867,466	$4,173,760 2,937,153 2,018,460	$4,538,368 2,125,230 1,075,718	$135,404 65,375 89,818	$17,428,212 11,588,386 8,301,462

Robert M. Knight, Jr. EVP Finance & CFO	2008 2007 2006	449,167 416,667 366,666	1,025,000 925,000 800,000	1,021,433 647,987 405,630	912,615 602,725 418,165	987,322 296,490 396,786	42,570 24,579 26,801	4,438,106 2,913,448 2,414,048

Dennis J. Duffy EVP Operations	2008 2007 2006	595,833 575,000 541,667	1,125,000 1,025,000 915,000	1,222,397 712,960 368,050	1,206,823 835,386 601,262	2,057,521 149,449 199,680	52,395 30,026 51,962	6,259,969 3,327,821 2,677,621

John J. Koraleski EVP Marketing & Sales	2008 2007 2006	466,667 442,667 406,000	1,035,000 950,000 850,000	953,865 528,585 259,720	907,423 594,810 390,907	1,857,678 338,912 148,681	39,464 26,737 34,851	5,260,096 2,881,711 2,090,159

J. Michael Hemmer SVP Law & General Counsel	2008 2007 2006	453,000 441,667 411,667	900,000 815,000 725,000	849,359 508,162 455,426	768,559 521,874 361,953	732,949 450,671 338,651	41,645 23,357 40,102	3,745,512 2,760,730 2,332,800

(a)	Amounts reported reflect the compensation cost of Stock Awards and Option Awards calculated in accordance with FAS 123(R) Share-Based Payments for the 2008 fiscal year and recorded in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008. The following table shows the assumptions used to calculate the compensation cost of Option Awards.

FAS 123(R) assumptions for grant year:	2008	2007	2006	2005
Risk-free interest rate	2.8%	4.9%	4.5%	3.7%
Dividend yield	1.4%	1.4%	1.4%	2.0%
Expected life (years)	5.3	4.7	6.8	4.8
Volatility	22.2%	20.9%	26.9%	20.9%
Grant date fair value of options granted	$13.34	$11.17	$13.76	$5.75

Compensation cost for Stock Awards consists of a portion of the number of performance stock units and retention stock units awarded in 2008, as well as performance stock units and retention stock units awarded in prior years. Compensation cost for Option Awards includes a portion of the 2008 stock option grant, as well as stock options granted in prior years. The following table reconciles compensation cost reported above in the Summary Compensation Table and the grant date fair value of Stock Awards and Option Awards for 2008. Refer to the Grants of Plan Based Awards Table on page 41 for more information on the Stock Awards and Option Awards granted in 2008.

Name and Principal Position	Grant Date	Award Type	Grant Date Fair Value of Stock and Option Awards	Compensation Cost for the First Year of the 2008 Awards	Compensation Cost for 2005, 2006 and 2007 Awards	Total Compensation Cost of Awards as shown in the Summary Compensation Table
James R. Young	1/31/2008	Performance Stock Units	$1,875,143	$1,057,384
Chairman, President & CEO	1/31/2008	Retention Stock Units	1,875,018	429,932
				1,487,316	$2,951,697	$4,439,013

	1/31/2008	Stock Options	3,750,015	1,146,218	3,027,542	4,173,760

Robert M. Knight, Jr.	1/31/2008	Performance Stock Units	474,961	267,843
EVP Finance & CFO	1/31/2008	Retention Stock Units	475,086	108,935
				376,778	644,655	1,021,433

	1/31/2008	Stock Options	950,073	290,396	622,218	912,615

Dennis J. Duffy	1/31/2008	Performance Stock Units	562,169	317,012
EVP Operations	1/31/2008	Retention Stock Units	562,668	129,017
				446,029	776,368	1,222,397
	1/31/2008	Stock Options	1,125,405	343,988	862,835	1,206,823

John J. Koraleski	1/31/2008	Performance Stock Units	474,961	267,843
EVP Marketing & Sales	1/31/2008	Retention Stock Units	475,086	108,935
				376,778	577,087	953,865

	1/31/2008	Stock Options	950,073	290,396	617,026	907,423

J. Michael Hemmer	1/31/2008	Performance Stock Units	375,029	211,485
SVP Law & General Counsel	1/31/2008	Retention Stock Units	375,029	85,992
				297,477	551,883	849,359
	1/31/2008	Stock Options	750,003	229,244	539,315	768,559

(b)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan and, for 2006, $130 for Mr. Knight and $435 for Mr. Duffy in above-market interest accrued under our Executive Incentive Deferral Plan. In 2007, the Company eliminated above-market interest by setting the Fixed Rate Fund interest rate under our Executive Incentive Deferral Plan to 120% of the Applicable Federal Long-Term Annual rate.

(c)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

		Perquisites
Name and Principal Position	Year	Use of Corporate Aircraft (i)	Tax and Financial Counseling Services		Tax Reimbursements(ii)	Life Insurance Premiums	Company Matched Thrift Plan Contributions	Total All Other Compensation
James R. Young	2008	$34,580	$38,075	(iii)	$2,616	$25,883	$34,250	$135,404
Chairman, President & CEO	2007	21,203	8,777		2,645	0	32,750	65,375
	2006	22,963	12,330		2,578	21,947	30,000	89,818

Robert M. Knight, Jr.	2008	12,434	8,875		2,083	5,703	13,475	42,570
EVP Finance & CFO	2007	1,292	8,665		2,122	0	12,500	24,579
	2006	0	8,635		2,087	5,079	11,000	26,801

Dennis J. Duffy	2008	7,622	9,588		2,196	15,114	17,875	52,395
EVP Operations	2007	0	10,531		2,245	0	17,250	30,026
	2006	0	18,981		2,223	14,508	16,250	51,962

John J. Koraleski	2008	0	11,365		2,096	12,003	14,000	39,464
EVP Marketing & Sales	2007	0	11,315		2,142	0	13,280	26,737
	2006	0	11,440		2,118	9,113	12,180	34,851

J. Michael Hemmer	2008	0	8,505		2,086	17,464	13,590	41,645
SVP Law & General Counsel	2007	0	7,965		2,142	0	13,250	23,357
	2006	0	8,892		2,122	16,738	12,350	40,102

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(ii)	This amount consists of the gross up for Medicare tax paid on the Company’s contributions to a supplemental thrift plan and the gross-up for excess liability insurance premiums.

(iii)	Included in Mr. Young’s $38,075 for Tax and Financial Counseling Services is $27,920 related to a restructuring of his estate plan and related documents.

(d)	For comparison purposes, refer to the 2008 Total Direct Compensation Versus Peer Group Table on page 34, which provides a summary of the total compensation approved by the Committee for 2008.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the Named Executive Officers’ compensation for 2008.

Name and Principal Position			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
	Grant Date	Award Type	Threshold	Target	Maximum
James R. Young	1/31/2008	Performance Stock Units	15,030	30,060	60,120				$1,875,143
Chairman, President	1/31/2008	Retention Stock Units				30,058			1,875,018
& CEO	1/31/2008	Stock Options					281,040	$62.38	3,750,015

Robert M. Knight, Jr.	1/31/2008	Performance Stock Units	3,807	7,614	15,228				474,961
EVP Finance & CFO	1/31/2008	Retention Stock Units				7,616			475,086
	1/31/2008	Stock Options					71,202	$62.38	950,073

Dennis J. Duffy	1/31/2008	Performance Stock Units	4,506	9,012	18,024				562,169
EVP Operations	1/31/2008	Retention Stock Units				9,020			562,668
	1/31/2008	Stock Options					84,342	$62.38	1,125,405

John J. Koraleski	1/31/2008	Performance Stock Units	3,807	7,614	15,228				474,961
EVP Marketing &	1/31/2008	Retention Stock Units				7,616			475,086
Sales	1/31/2008	Stock Options					71,202	$62.38	950,073

J. Michael Hemmer	1/31/2008	Performance Stock Units	3,006	6,012	12,024				375,029
SVP Law & General	1/31/2008	Retention Stock Units				6,012			375,029
Counsel	1/31/2008	Stock Options					56,208	$62.38	750,003

(a)	The Exercise Price is the closing price of our common stock on January 31, 2008, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FAS 123(R). Performance Stock Units are valued based on expected performance achieved. Refer to Footnote (a) to the Summary Compensation Table on page 38 for the assumptions made in calculating the grant date fair value of Stock Options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to section 162(m) of the Code. Bonuses for the Named Executive Officers are based upon an evaluation of a combination of corporate and individual performance as determined by the Committee as more fully described beginning on page 28 of the CD&A.

On January 31, 2008, the Committee granted performance stock units, retention stock units and stock options to each of the Named Executive Officers. Performance stock units actually earned will be subject to continued employment through January 31, 2011 and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2008 through 2010. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to him based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn additional stock units up to 200% of the target number of stock units granted to him based on the average of all three years of ROIC performance achieved. If the threshold ROIC level is not met, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, no dividends are paid on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 47.

One-third of each stock option grant vests each year over a three-year period from the grant date of January 31, 2008 and the retention stock units vest on January 31, 2012, in each case subject to continued employment. The maximum term of the stock options is 10 years. Vesting or forfeiture of these awards may occur upon termination of employment or a change in control.

Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the Named Executive Officers as of our most recent fiscal year-end, including awards granted during 2008 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (a)	Market Value of Shares or Units of Stock Held That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)
James R. Young Chairman, President & CEO	0 89,524 294,000 330,000 200,000 88,160 44,722 59,346 35,190	281,040 179,048 147,000 0 0 0 0 0 0	$62.38 48.49 43.03 29.56 32.55 33.57 33.12 30.57 40.26	1/31/2018 1/30/2017 1/26/2016 1/27/2015 1/29/2014 1/30/2013 1/30/2013 1/31/2012 1/31/2012	218,636	$10,450,801	91,348	$4,366,434

Robert M. Knight, Jr. EVP Finance & CFO	0 19,398 58,800 11,482	71,202 38,796 29,400 0	62.38 48.49 43.03 38.56	1/31/2018 1/30/2017 1/26/2016 1/31/2012	50,500	2,413,900	24,378	1,165,268

Dennis J. Duffy EVP Operations	0 27,354 80,800	84,342 54,708 40,400	62.38 48.49 43.03	1/31/2018 1/30/2017 1/26/2016	58,320	2,787,696	26,708	1,276,642

John J. Koraleski EVP Marketing & Sales	0 22,382 53,200	71,202 44,764 26,600	62.38 48.49 43.03	1/31/2018 1/30/2017 1/26/2016	44,156	2,110,657	21,626	1,033,723

J. Michael Hemmer SVP Law & General Counsel	0 17,408 50,000	56,208 34,816 25,000	62.38 48.49 43.03	1/31/2018 1/30/2017 1/26/2016	39,898	1,907,124	18,956	906,097

(a)

The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units or Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
James R. Young Chairman, President & CEO	93,680 93,680 93,680 89,524 89,524 147,000	1/31/2011 1/31/2010 1/31/2009 1/30/2010 1/30/2009 1/26/2009	1/31/2018 1/31/2018 1/31/2018 1/30/2017 1/30/2017 1/26/2016	30,058 10,020 30,934 20,624 43,000 84,000	50,100 41,248 0	1/31/2012 1/31/2011 1/30/2011 1/31/2010 1/26/2010 1/31/2009

Robert M. Knight, Jr. EVP Finance & CFO	23,734 23,734 23,734 19,398 19,398 29,400	1/31/2011 1/31/2010 1/31/2009 1/30/2010 1/30/2009 1/26/2009	1/31/2018 1/31/2018 1/31/2018 1/30/2017 1/30/2017 1/26/2016	7,616 2,538 6,702 5,844 8,600 19,200	12,690 11,688 0	1/31/2012 1/31/2011 1/30/2011 1/31/2010 1/26/2010 1/31/2009

Dennis J. Duffy EVP Operations	28,114 28,114 28,114 27,354 27,354 40,400	1/31/2011 1/31/2010 1/31/2009 1/30/2010 1/30/2009 1/26/2009	1/31/2018 1/31/2018 1/31/2018 1/30/2017 1/30/2017 1/26/2016	9,020 3,004 9,452 5,844 11,800 19,200	15,020 11,688 0	1/31/2012 1/31/2011 1/30/2011 1/31/2010 1/26/2010 1/31/2009

John J. Koraleski EVP Marketing & Sales	23,734 23,734 23,734 22,382 22,382 26,600	1/31/2011 1/31/2010 1/31/2009 1/30/2010 1/30/2009 1/26/2009	1/31/2018 1/31/2018 1/31/2018 1/30/2017 1/30/2017 1/26/2016	7,616 2,538 7,734 4,468 7,800 14,000	12,690 8,936 0	1/31/2012 1/31/2011 1/30/2011 1/31/2010 1/26/2010 1/31/2009

J. Michael Hemmer SVP Law & General Counsel	18,736 18,736 18,736 17,408 17,408 25,000	1/31/2011 1/31/2010 1/31/2009 1/30/2010 1/30/2009 1/26/2009	1/31/2018 1/31/2018 1/31/2018 1/30/2017 1/30/2017 1/26/2016	6,012 2,004 6,014 4,468 7,400 14,000	10,020 8,936 0	1/31/2012 1/31/2011 1/30/2011 1/31/2010 1/26/2010 1/31/2009

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)	Reflects performance stock units granted on January 26, 2006, January 30, 2007 and January 31, 2008 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2008.
(iii)	Reflects unearned performance stock units remaining under the grant of performance stock units on January 30, 2007 and January 31, 2008. These performance stock units are subject to a three-year performance period ending December 31, 2009 and December 31, 2010.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $47.80 on December 31, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table shows a summary of the stock options exercised by the Named Executive Officers and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
James R. Young Chairman, President & CEO	400	$14,332	0	$0

Robert M. Knight, Jr. EVP Finance & CFO	90,414 10,522 50,000 12,362 9,586 12,480	3,361,593 336,862 1,714,000 416,723 357,270 415,147	0	0

Dennis J. Duffy EVP Operations	73,776 75,016 57,846	2,852,180 2,495,407 1,949,989	0	0

John J. Koraleski EVP Marketing & Sales	63,912 61,960	2,747,577 2,395,374	0	0

J. Michael Hemmer SVP Law & General Counsel	0	0	0	0

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options.

Pension Benefits at 2008 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the Named Executive Officers upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2008. The present value was calculated as of December 31, 2008 based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2010 White Collar Table, split by gender, and the discount rate as disclosed in Note 4 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2007 were based on the RP-2000 Mortality Table projected to 2010 White Collar Table, split by gender, and the discount rate as disclosed in Note 7 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (a)
James R. Young Chairman, President & CEO	Basic Plan Supplemental Plan	30.6667 30.6667	$671,796 10,009,931

Robert M. Knight, Jr. EVP Finance & CFO	Basic Plan Supplemental Plan	28.5833 28.5833	435,202 2,058,966

Dennis J. Duffy EVP Operations	Basic Plan Supplemental Plan	35.3333 35.3333	786,585 5,192,467

John J. Koraleski EVP Marketing & Sales	Basic Plan Supplemental Plan	36.5833 36.5833	788,332 4,296,191	(b)

J. Michael Hemmer SVP Law & General Counsel	Basic Plan Supplemental Plan	6.3333 14.3333	157,361 1,774,725	(c)

(a)	Present values for Messrs. Young, Duffy and Koraleski are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2008, Messrs. Knight and Hemmer were not eligible for the surviving spouse benefit. We do not have a lump sum payment option under our plans.
(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($155,272) and not included in Note 4 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
(c)	As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Pensions for our Named Executive Officers are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($230,000 for 2008) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under section 415(c) of the Code (for 2008, the lesser of 100% of the executive’s compensation or $185,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate. As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2008, Messrs. Young, Duffy and Koraleski were eligible for early retirement under both Plans and Messrs. Knight and Hemmer were eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2008.

Nonqualified Deferred Compensation at 2008 Fiscal Year-End

We have two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan (Stock Incentive Plan). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows Named Executive Officer and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2008. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year(b)	Aggregate Earnings/ (Loss) in Last Fiscal Year (c)	Aggregate Balance at Last Fiscal Year End (d)(e)
James R. Young Chairman, President & CEO	Supplemental Thrift	$63,817	$27,350	$(204,928)	$333,715
	Executive Incentive Deferral	1,325,000	0	(1,457,613)	2,355,890
	Deferral of Stock Awards	0	0	(2,331,029)	7,640,702

Robert M. Knight, Jr. EVP Finance & CFO	Supplemental Thrift	13,150	6,575	(41,710)	71,862
	Executive Incentive Deferral	0	0	13,993	271,434
	Deferral of Stock Awards	0	0	(579,115)	1,898,238

Dennis J. Duffy EVP Operations	Supplemental Thrift	21,950	10,975	(252,201)	373,722
	Executive Incentive Deferral	0	0	49,307	1,014,437
	Deferral of Stock Awards	0	0	(2,345,211)	7,687,187

John J. Koraleski EVP Marketing & Sales	Supplemental Thrift	14,200	7,100	(119,079)	232,836
	Executive Incentive Deferral	0	0	(62,984)	89,951
	Deferral of Stock Awards	0	0	(581,041)	1,904,549

J. Michael Hemmer SVP Law & General Counsel	Supplemental Thrift	13,380	6,690	(34,695)	108,276
	Executive Incentive Deferral	0	0	0	0
	Deferral of Stock Awards	0	0	(267,031)	875,155

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table. Mr. Young’s contribution under the Executive Incentive Deferral Plan is also reported in the Bonus column in the Summary Compensation Table for 2007.
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2008.
(c)	Aggregate Earnings on deferred stock unit awards represent appreciation/(depreciation) in the value of Company stock and dividend equivalents, which are deemed to be reinvested in Company stock.
(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2007 and 2006, but deferred under the Supplemental Thrift Plan are, for Mr. Young, $52,000 and $46,800; Mr. Knight, $11,500 and $8,800; Mr. Duffy, $21,000 and $19,300; Mr. Koraleski $13,060 and $11,160; and Mr. Hemmer, $13,000 and $11,500, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2007 and 2006, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Young, $26,000 and $23,400; Mr. Knight, $5,750 and $4,400; Mr. Duffy, $10,500 and $9,650; Mr. Koraleski $6,530 and $5,580; and Mr. Hemmer, $6,500 and $5,750, respectively.
(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 161,196 shares of Company common stock for Mr. Young, 40,047 shares for Mr. Knight, 162,177 shares for Mr. Duffy, 40,180 shares for Mr. Koraleski, and 18,463 shares for Mr. Hemmer. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the executive has contributed the maximum amount to the Qualified Thrift Plan permitted under various IRS regulations. An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. All notional accounts are administered by The Vanguard Group. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts that are maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The American Jobs Creation Act of 2004

The American Jobs Creation Act of 2004 added section 409A to the Code. This section imposed complex new rules on nonqualified deferred compensation plans; in particular, concerning payouts, withdrawals and other distributions from such plans. These rules apply to amounts credited on and after January 1, 2005 to the Supplemental Thrift Plan and Deferred Compensation Plan. With respect to amounts subject to section 409A, we operated these arrangements in accordance with Code section 409A transition rules provided by the IRS that expired on December 31, 2008.

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Code section 409A. Non-qualified deferred compensation amounts not subject to Code section 409A, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Code section 409A, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

Named Executive Officers made payment elections with respect to their existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not to exceed 15 years from the executive’s separation from service; or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a Named Executive Officer’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan, provided, though, the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change In Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change in control and separation from service occurred on December 31, 2008 (based upon the Company’s closing stock price on that date of $47.80), given the Named Executive Officers’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change in control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change in control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Separation from Service

In the event of the separation from service of any of the Named Executive Officers on December 31, 2008, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans set forth in the Pension Benefits at 2008 Fiscal Year-End Table on page 44. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2008, Messrs. Young, Duffy, Koraleski and Hemmer were eligible to begin benefits immediately at January 1, 2009. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Young was $80,698, for Mr. Duffy was $42,287, for Mr. Koraleski was $34,783 and for Mr. Hemmer was $17,050. Assuming a termination date of December 31, 2008, Mr. Knight would be eligible to begin his benefit on October 1, 2012. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight would be $15,801.

Each of the Named Executive Officers would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2008 Fiscal Year-End Table on page 46. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change in control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements.

Change in Control

The Continuity Plan provides severance benefits to the Named Executive Officers in the event (i) a change in control occurs and (ii) the Named Executive Officer incurs a severance within the two-year period following such change in control. Severance means a separation from service (as such term is defined in section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change in control, or (ii) by the Named Executive Officer for good reason.

Under the Continuity Plan, a change in control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the Named Executive Officer has willfully and continually failed to substantially perform his duties, or (ii) the Named Executive Officer has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the Named Executive Officer is for “good reason” if it is for any of the following reasons: (i) the assignment to the Named Executive Officer of duties that are materially inconsistent with the Named Executive Officer’s duties immediately prior to the change in control or any material diminution in the nature or scope of the Named Executive Officer’s responsibilities from those in effect immediately prior to the change in control; (ii) a reduction in the Named Executive Officer’s base salary or annual bonus opportunity in effect immediately prior to the change in control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; (iii) a material reduction in the Named Executive Officer’s pension, thrift, medical or long term disability benefits provided to the Named Executive Officer immediately prior to the change in control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change of control, each of the Named Executive Officers receives a lump sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Young and by 2 for Messrs. Knight, Duffy, Koraleski and Hemmer. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Plan.

The Continuity Plan provides that all restrictions on outstanding retention stock units awarded to each Named Executive Officer lapse and all unvested stock options granted to each Named Executive Officer vest and become exercisable for a period of three years (or five years if the Named Executive Officer is retirement eligible) from the Named Executive Officer’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the Named Executive Officer shall be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change in control and through the end of the most recent fiscal quarter ending prior to the date of the change in control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a Named Executive Officer’s severance (or, if sooner, until the Named Executive Officer attains the age of 52, at which time the Named Executive Officer is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the Named Executive Officer will pay the fair market value of such coverage (active or retiree, as applicable) as determined under section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the Named Executive Officer shall be reduced by any benefits received by the Named Executive Officer from a subsequent employer.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will gross up the Named

Executive Officer’s compensation for all excise taxes, but only where the value of the parachute amount is greater than 110% of three times the Named Executive Officer’s average annual taxable income for the years 2003 through 2007 (the base amount).

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each Named Executive Officer, assuming a change in control had occurred as of December 31, 2008, and the Named Executive Officer’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Health and Welfare Benefits (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
James R. Young Chairman, President & CEO	$9,600,000	$5,298,666	$701,190	$9,894,026	$84,609	$8,541,441	$34,119,932

Robert M. Knight, Jr. EVP Finance & CFO	2,433,334	1,283,571	140,238	2,337,324	49,833	1,768,773	8,013,073

Dennis J. Duffy EVP Operations	2,926,666	2,175,289	192,708	2,755,670	62,292	0	8,112,625

John J. Koraleski EVP Marketing & Sales	2,506,666	1,850,324	126,882	2,125,475	46,107	0	6,655,454

J. Michael Hemmer SVP Law & General Counsel	2,270,000	1,195,923	119,250	2,014,579	68,982	0	5,668,734

(a)	This amount is based on 2008 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.
(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2008, of $47.80.
(d)	This amount is based on the Company’s closing stock price on December 31, 2008, of $47.80 and assumes a payout of performance stock units at target level.
(e)	For a termination as of December 31, 2008, this amount includes the cost of medical premiums paid by the Company for three years and premiums for executive life insurance and assumes no benefit reduction from a subsequent employer.
(f)	The calculation of the gross-up payment values each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change in control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 43.29%, and each Named Executive Officer’s base amount.

Death or Disability

In the event the Named Executive Officer ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the Named Executive Officer shall be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The Named Executive Officer or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each Named Executive Officer.

Name and Principal Position	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
James R. Young Chairman, President & CEO	$5,479,983	$4,970,818	$701,190

Robert M. Knight, Jr. EVP Finance & CFO	1,318,420	1,095,480	140,238

Dennis J. Duffy EVP Operations	1,340,694	1,447,002	192,708

John J. Koraleski EVP Marketing & Sales	1,004,087	1,106,570	126,882

J. Michael Hemmer SVP Law & General Counsel	978,562	928,563	119,250

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2008, of $47.80 multiplied by the performance stock units earned through the end of the 2008 performance year.
(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2008, of $47.80 multiplied by retention stock units that are unvested on December 31, 2008.
(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2008, of $47.80 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2010 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company no later than December 4, 2009 and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who wishes to bring a proposal before the Company’s next Annual Meeting of Shareholders, other than certain proposals submitted only pursuant to SEC Rule 14a-8, or who wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or intended nomination to the Secretary of the Company on or after January 14, 2010 and before February 13, 2010 and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. A printed copy of the Company’s By-Laws may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal or nomination fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, except as described in the next sentence, all Section 16(a) filing requirements were met during 2008. Due to administrative error, a report on Form 4 of a surrender of shares of Common Stock for tax withholding by Jeffrey P. Totusek, Vice President and Controller, was filed three days late.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit their request to the Secretary of the Company by telephone at 402-544-5700 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2008, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

Our Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Barbara W. Schaefer

Senior Vice President—Human Resources

and Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 14, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/tickersymbol • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M. R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J. H. Villarreal	☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For Against Abstain					For	Against	Abstain

2.	Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐			3. Shareholder proposal regarding politicalcontributions.		☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 14, 2009

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 14, 2009 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M. R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J. H. Villarreal	☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐		3.	Shareholder proposal regarding political contributions.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 14, 2009

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 14, 2009 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your Voting Instructions, you may choose one of the two voting methods outlined below to vote your Voting Instructions.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting Instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/tickersymbol • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States,

    Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M. R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J. H. Villarreal	☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐			3. Shareholder proposal regarding politicalcontributions.		☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signature — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears.

Date (mm/dd/yyyy) — Please print date below.	Signature — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation

ANNUAL MEETING MAY 14, 2009

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of March 6, 2009, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 14, 2009, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposal 2 and AGAINST proposal 3; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be signed on reverse side.)